CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated May 25, 2016 on the financial statements and financial highlights of Adalta International Fund (formerly Beck, Mack & Oliver International Fund), a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the March 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

Philadelphia, Pennsylvania

July 26, 2016